Exhibit 10.1
Bottomline
325 Corporate Drive
Portsmouth, NH 03801

SPECIAL ADVISOR AND TRANSITION AGREEMENT

John Kelly
80 Old Post Road
Unit #7
New Rochelle, NY 10801

Dear John:

As discussed, we understand your desire to retire from Bottomline Technologies, Inc. (“Bottomline”) on August 24, 2021. We thank you for your commitment and service to Bottomline over the past decade. The transition of responsibilities, knowledge and relationships you have built during your tenure at Bottomline are critically important. This letter is intended to memorialize your willingness and agreement to assist in that transition.

To best support a smooth transition, you have agreed to serve as a Special Advisor to Bottomline for twelve months beginning August 24, 2021 and continuing through August 24, 2022, providing such support as may be reasonably necessary or required, including making yourself available to answer questions, providing historical information, or advising the business on matters that were within the scope of your responsibilities during your employment with Bottomline.

You will not receive any salary or bonus for the term of this engagement however your prior stock awards will continue to vest according to their existing terms through August 24, 2022 as consideration and compensation for your continued availability to Bottomline and service as a Special Advisor. You will also be eligible to participate in our group health insurance coverage through COBRA for up to an 18-month period should you choose to do so.

Please acknowledge your agreement and acceptance of the terms hereof by executing this letter below.

Sincerely,

/s/ Jennifer Gray
Acknowledged and Agreed:	Chair, Leadership Development and Compensation Committee

/s/ John Kelly	/s/ Steph Lucey
Name: John Kelly	Steph Lucey
Date: July 22, 2021	Chief People Officer